Exhibit 15.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors of BHP Group Limited and BHP Group Plc:

We consent to the incorporation by reference in the registration statement (No. 333-227334) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statements (Nos. 333-227431, 333-100496, 333-141531 and 333-160636) on Form S-8 of BHP Group Limited of our reports dated 17 September 2019, with respect to the consolidated balance sheets of the BHP Group (comprising BHP Group Plc, BHP Group Limited and their respective subsidiaries) as of 30 June 2019 and 30 June 2018, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2019, and the related notes, and the effectiveness of internal control over financial reporting as of 30 June 2019, which reports appear in the 30 June 2019 Annual Report on Form 20-F of the BHP Group.

/s/ KPMG LLP KPMG LLP	/s/ KPMG KPMG

London, United Kingdom	Melbourne, Australia
17 September 2019	17 September 2019

KPMG, an Australian partnership, and KPMG LLP, a UK limited liability partnership, member firms of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	KPMG’s liability limited by a scheme approved under Professional Standards Legislation.

KPMG LLP

Registered in England No OC301540

Registered office: 15 Canada Square, London, E14 5GL

For full details of our professional registration please refer to ‘Regulatory Information’ under ‘About/About KPMG’ at www.kpmg.com/uk